EXHIBIT 99.1

HBIO Reports Third Quarter 2010 Revenue Growth of 26% Over Third Quarter 2009

HOLLISTON, Mass., Nov. 3, 2010 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial highlights for the three and nine months ended September 30, 2010.

Third Quarter Reported Results

Revenues for the three months ended September 30, 2010 were $26.5 million, an increase of $5.5 million, or 26.0%, compared to revenues of $21.0 million for the three months ended September 30, 2009. Currency exchange rates had a negative 3.3% effect on revenues in the third quarter of 2010 compared with the third quarter of 2009. The Company's acquisitions of Denville Scientific in September 2009 and Coulbourn Instruments in August 2010 had a positive 24.7% effect on revenues in the third quarter of 2010 compared to the third quarter of 2009. Excluding the effects of currency exchange rates and acquisitions, the Company's organic revenue growth for the third quarter of 2010 was 4.6% over the same period in the previous year.

Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $12.7 million, or $0.44 per diluted share, for the three months ended September 30, 2010 compared to $1.3 million, or $0.04 per diluted share, for the same period in 2009. Net income for the third quarter includes $11.2 million, or $0.39 per diluted share benefit from income taxes. This income tax benefit reflects an $11.3 million, or $0.39 per diluted share benefit from the reversal of valuation allowances on certain deferred income tax assets as management currently believes that it is more likely than not that the Company will be able to realize these benefits.

Non-GAAP adjusted net income was $2.4 million for the third quarter of 2010 compared to $2.3 million for the third quarter of 2009, which represented a 3.1% year-to-year increase. Non-GAAP adjusted diluted earnings per share were $0.08 for the third quarter of 2010 and the third quarter of 2009. The favorable year-to-year third quarter non-GAAP adjusted earnings impact from the acquisition of Denville Scientific and Coulbourn Instruments, and organic growth in the base business was offset by softer conditions in the Hoefer and Harvard Apparatus Spain subsidiaries, the effect of a tax credit recognized in the third quarter of 2009 and a negative impact from currency exchange rates.

Year to Date Reported Results

Revenues for the nine months ended September 30, 2010 were $78.7 million, an increase of $20.6 million, or 35.3%, compared to revenues of $58.1 million for the nine months ended September 30, 2009. Currency exchange rates had a negative 1.1% effect on revenues for the first nine months of 2010 compared with the same period in 2009. The Company's acquisition of Denville Scientific in September 2009 and Coulbourn Instruments in August 2010 had a positive 29.9% effect on revenues. Excluding the effects of currency exchange rates and acquisitions, the Company's organic revenue growth for the nine months ended September 30, 2010 was 6.5% over the same period in the previous year.

Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $16.8 million, or $0.57 per diluted share, for the nine months ended September 30, 2010 compared to $3.4 million, or $0.11 per diluted share, for the same period in 2009. GAAP income for the nine months ended September 30, 2010 included a $0.4 million, or $0.01 per diluted share gain from adjustment of the contingent consideration related to our Denville Scientific acquisition and $11.3 million, or $0.38 per diluted share benefit from the reversal of valuation allowances on certain deferred income tax assets.

Non-GAAP adjusted net income was $7.3 million, or $0.25 per diluted share, for the nine months ended September 30, 2010 compared to $5.8 million, or $0.19 per diluted share, for the first nine months of 2009, which represented a 31.6% year-to-year increase in non-GAAP adjusted diluted earnings per share. The favorable year-to-year non-GAAP adjusted earnings impact from the acquisition of Denville Scientific and Coulbourn Instruments, and organic growth in the base business was offset by softer conditions in the Hoefer and Harvard Apparatus Spain subsidiaries, the effect of a tax credit recognized in the third quarter of 2009 and a negative impact from currency exchange rates.

The Company ended the third quarter of 2010 with net debt (debt, net of cash and cash equivalents) totaling $0.8 million compared to net cash (cash and cash equivalents, net of debt) totaling $3.3 million at December 31, 2009. As of September 30, 2010 and December 31, 2009, we had $18.0 million and $13.3 million, respectively, of borrowings under our credit facility. The borrowings related to our purchases of Coulbourn Instruments and Denville Scientific, and our stock repurchase program. During the third quarter of 2010, the Company repurchased 885,000 of its common shares for $3.2 million. These purchases completed the Company's $10 million stock repurchase program.

Commenting on the Company's performance, Chane Graziano, CEO, stated, "Harvard Bioscience's growth in revenues for the third quarter of 2010 continued to be driven by our investments in new products, expansion of our direct selling organization and the Denville acquisition. We saw strength in most geographies and product lines. As we look forward we expect to see some expansion in our operating margins with an increase in the productivity of our investments in the direct selling organization. At current currency exchange rates we expect fourth quarter 2010 revenues to be in the $28-to-$29 million range and non-GAAP diluted earnings per share to be approximately $0.11. We expect the full-year 2010 revenues to be in the guidance range of $106-to-$108 million and non-GAAP diluted earnings per share to be approximately $0.36 based on reported results for the first three quarters and at current exchange rates for the fourth quarter."

Our fourth quarter revenue and earnings guidance was calculated using exchange rates (USD 1.57/GBP and USD 1.39/Euro) approximating October 25, 2010 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share guidance excludes amortization of intangible assets, the impact of future acquisitions, acquisition costs, any gain or loss from a revaluation of acquisition contingencies, any future restructuring actions, stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation," the utilization of deferred tax assets that have full valuation allowances and the tax benefit from the reversal of deferred tax asset valuation allowance. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share to our estimated GAAP earnings per diluted share. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted operating income, GAAP to non-GAAP adjusted net income and GAAP diluted earnings per common share to non-GAAP adjusted diluted earnings per common share for the three and nine month periods ended September 30, 2010 and September 30, 2009, respectively.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share to US GAAP Diluted Earnings per Common Share
(unaudited)
	Three Months Ended	Year Ended
	December 31, 2010	December 31, 2010

	Estimate	Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations -- A	$ 0.11	$ 0.36
Less the impact of:
Amortization of intangible assets	(0.02)	(0.08)
Stock-based compensation (FASB ASC Topic 718)	(0.03)	(0.09)
Restructuring charges	--	(0.01)
Direct acquisition costs	--	(0.01)
Add the impact of:
Gain from adjustment of acquisition contingencies	--	0.01
Tax -- B	0.04	0.51
GAAP diluted earnings per common share from continuing operations -- A	$ 0.10	$ 0.69

A - Assumes no additional acquisitions.
B - Tax impact of above items and utilization of deferred tax assets that have full valuation allowance and also includes the effect of reversing valuation allowances on certain deferred tax assets.

Operating Results for Continuing Operations

Three months ended September 30, 2010 compared to three months ended September 30, 2009:

Revenues increased $5.5 million, or 26.0%, to $26.5 million for the three months ended September 30, 2010 compared to $21.0 million for the same period in 2009. Our Denville Scientific and Coulbourn Instruments subsidiaries, which were acquired on September 2, 2009 and August 22, 2010, respectively, contributed approximately $5.2 million to the increase in the third quarter 2010 revenues. The effect of a stronger U.S. dollar decreased the Company's third quarter revenues by $0.7 million, or 3.3%, compared with the same period in 2009. Adjusting for the effect of foreign currency fluctuation and excluding the effect of acquisitions, revenues were up $1.0 million, or 4.6%, year-to-year and reflected organic growth in our Harvard Apparatus and Biochrom businesses.

Cost of product revenues increased $3.1 million, or 28.9%, to $13.9 million for the three months ended September 30, 2010 compared with $10.8 million for the three months ended September 30, 2009. The increase in cost of product revenues included $3.2 million attributable to our Denville Scientific and Coulbourn Instruments subsidiaries, which was partially offset by a $0.4 million favorable currency effect from a stronger U.S. dollar and the effects of cost reductions related to our operational improvement initiatives. Gross profit as a percentage of revenues decreased to 47.5% for the three months ended September 30, 2010 compared with 48.7% for the same period in 2009. The decrease in gross profit as a percentage of revenues was primarily due to the impact of Denville Scientific, which because it does not manufacture its products, has lower gross margins than our overall average margin. Third quarter 2010 gross margin as a percentage of revenues, excluding Denville, was 50.6% compared with 49.6% for the third quarter of 2009. The year-to-year quarterly increase reflected the effects of operational improvement initiatives completed during 2009, greater sales volume and a more favorable sales mix.

Sales and marketing expenses increased $1.3 million, or 44.6%, to $4.1 million for the three months ended September 30, 2010 compared with $2.8 million for the three months ended September 30, 2009. This increase was primarily due to our Denville Scientific and Coulbourn Instruments subsidiaries' costs of $1.0 million and increased sales and marketing efforts in all of our businesses, which were partially offset by a $0.1 million favorable impact of currency exchange rates.

General and administrative expenses increased $0.5 million, or 13.3% to $4.4 million for the three months ended September 30, 2010 compared with $3.9 million for the three months ended September 30, 2009. The year-to-year quarterly increase was primarily due to a $0.3 million increase in the general and administrative expenses related to our Denville Scientific and Coulbourn Instruments subsidiaries.

Research and development expenses increased 15.5% to $1.2 million for the three months ended September 30, 2010 compared with $1.1 million for the same period in 2009, reflecting increased activity in our regenerative medicine initiative and new product development efforts in our Biochrom business.

Other income and expense, net, was $0.4 million expense for the three month periods ended September 30, 2010 and 2009. Net interest expense was $0.2 million for the three months ended September 30, 2010 compared to $0.1 million for the three months ended September 30, 2009. The increase in net interest expense was primarily due to higher average debt balances in the third quarter of 2010 compared to the third quarter of 2009. Other income and expense, net, also included direct acquisition costs of $0.2 million for the three months ended September 30, 2010 and $0.4 million for the three months ended September 30, 2009.

Nine months ended September 30, 2010 compared to nine months ended September 30, 2009:

Revenues increased $20.6 million, or 35.3%, to $78.7 million for the nine months ended September 30, 2010 compared to $58.1 million for the same period in 2009. Our Denville Scientific and Coulbourn Instruments subsidiaries contributed approximately $17.4 million to the revenue increase in the nine months ended September 30, 2010. The effect of a stronger U.S. dollar decreased the Company's revenues by $0.7 million, or 1.1%, compared with the same period in 2009. Adjusting for the effects of foreign currency and acquisitions, revenues were up $3.9 million, or 6.5%, year-to-year and reflected organic growth across our Harvard Apparatus, Biochrom and Hoefer businesses.

Cost of product revenues increased $11.7 million, or 39.7%, to $41.2 million for the nine months ended September 30, 2010 compared with $29.5 million for the nine months ended September 30, 2009. The increase in cost of product revenues included $10.9 million attributable to our Denville Scientific and Coulbourn Instruments acquisitions. A stronger U.S. dollar caused a $0.3 million favorable currency effect on cost of product revenues for the nine months ended September 30, 2010. Gross profit as a percentage of revenues decreased to 47.5% for the nine months ended September 30, 2010 compared with 49.2% for the same period in 2009. The decrease in gross profit as a percentage of revenues was primarily due to the impact of Denville Scientific, which because it does not manufacture its products, has lower gross margins than our overall average margin. Gross margin as a percentage of revenues, excluding Denville, was 50.8% for the nine months ended September 30, 2010, and 49.5% for the nine months ended September 30, 2009. The year-to-year increase reflected the effects of operational improvement initiatives completed during 2009, greater sales volume and a more favorable sales mix compared with the same period in 2009.

Sales and marketing expenses increased $4.2 million, or 53.2%, to $12.1 million for the nine months ended September 30, 2010 compared with $7.9 million for the nine months ended September 30, 2009. This increase included $3.3 million due to the acquisitions of our Denville Scientific and Coulbourn Instruments subsidiaries and reflected increased sales and marketing efforts across our businesses.

General and administrative expenses increased $1.7 million, or 16%, to $12.5 million for the nine months ended September 30, 2010 compared with $10.8 million for the nine months ended September 30, 2009. The year-to-year increase included $0.7 million of expenses at our Denville Scientific subsidiary, $0.1 million of expenses at our Coulbourn Instruments subsidiary, a $0.2 million increase in stock compensation expense, and a $0.7 million increase in other general and administrative areas.

Research and development expenses increased $0.4 million, or 12.2%, to $3.5 million for the nine months ended September 30, 2010 compared with $3.1 million for the same period in 2009. The increase in research and development expenses was primarily due to $0.2 million of spending related to regenerative medicine.

Other income and expense, net, was $0.4 million and $0.8 million expense for the nine month periods ended September 30, 2010 and 2009, respectively. Net interest expense was $0.4 million for the nine months ended September 30, 2010 compared to net interest expense of $0.1 million for the nine months ended September 30, 2009. The increase in net interest expense was primarily due to higher average debt balances in the nine months ended September 30, 2010 compared to the prior year period. Other income and expense, net, also included foreign exchange losses of $0.1 million for the nine months ended September 30, 2010 and $0.3 million for the nine months ended September 30, 2009. In the first three quarters of 2010, other income and expense, net, included a $0.4 million gain from adjustment of the contingent consideration related to our Denville Scientific acquisition. Other income and expense, net, for the nine month periods ended September 30, 2010 and 2009, also included $0.3 million and $0.4 million, respectively, of direct acquisition costs.

Balance Sheet

The Company ended the third quarter of 2010 with cash and cash equivalents of $17.2 million compared to $16.6 million at December 31, 2009. As of September 30, 2010 and December 31, 2009, the Company had borrowings of $18.0 million and $13.3 million, respectively, outstanding under its credit facility. The increase in borrowings under the credit facility are related to our acquisition of Coulbourn Instruments, final payment of the Denville Scientific subsidiary acquisition, and stock repurchase activity. At September 30, 2010, the Company had net debt (debt, less cash and cash equivalents) of $0.8 million. At December 31, 2009, the Company had net cash (cash and cash equivalents, less debt) of $3.3 million.

Trade receivables were $13.9 million and inventories were $16.3 million as of September 30, 2010 compared to trade receivables of $14.3 million and inventories of $15.3 million as of September 30, 2009. Trade receivables decreased year-over-year primarily due to improved collection efforts by the Company. Outstanding days of sales, or DSO, were 48 days and 49 days for the three months and nine months ended September 30, 2010, and 64 days and 69 days for the three months and nine months ended September 30, 2009, respectively. Inventory increased year-to-year primarily due to the acquisition of Coulbourn Instruments. Inventory turns were 3.6 times for the three months ended September 30, 2010 compared with 3.0 times for the same period of 2009.

The Company spent $5.0 million to repurchase approximately 1,382,000 shares of its common stock during the nine months ended September 30, 2010 and spent $2.4 million to repurchase approximately 812,000 shares of its common stock during the nine months ended September 30, 2009. The share repurchases made in 2010 completed the Company's $10 million stock repurchase program.

Restructuring

During the third quarter of 2010, the management of Harvard Bioscience developed a plan to streamline our operations at Panlab, our Harvard Apparatus business in Spain. The plan included workforce reduction in all functions of the organization. During the third quarter of 2010, we recorded restructuring charges of approximately $0.3 million, representing severance payments to employees. No charges are expected to be incurred beyond the third quarter of 2010 on this matter.

During the quarter ended March 31, 2009, the management of Harvard Bioscience developed a plan to relocate the Scie-Plas operation to Hoefer's San Francisco location and exit the Scie-Plas general fabrication business as part of our ongoing business improvement initiative.

During the year ended December 31, 2009, we recorded restructuring charges in our Scie-Plas, Biochrom and Hoefer businesses related to the 2009 restructuring plan of approximately $0.7 million. These charges were comprised of $0.3 million in severance payments, $0.2 million in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues) and $0.2 million in various other costs. No charges were recorded during the three months or nine months ended September 30, 2010 related to the 2009 restructuring plan.

Conference Call Details

As previously announced, management will host a conference call to discuss third quarter 2010 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, November 3, 2010. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "17703448". A replay of this conference call will be available from 2:00 p.m. on November 3, 2010 through November 10, 2010 and will be accessible by dialing toll-free 800-642-1687, or toll 706-645-9291, and referencing the pass code of "17703448". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, inventory amortization on acquisition, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), stock-based compensation expense and gain from adjustment of acquisition contingencies. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances and the release of valuation allowances. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non- GAAP adjusted earnings per diluted share for the three and nine month periods ended September 30, 2010 and 2009 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the Coulbourn Instruments acquisition, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine,  unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial  crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances,  our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the  disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	As of
	September 30, 2010	December 31, 2009

Assets

Cash and cash equivalents	$ 17,217	$ 16,588
Trade receivables	13,837	14,383
Inventories	16,272	14,406
Property, plant and equipment	3,255	3,545
Goodwill and other intangibles	56,371	54,513
Other assets	13,392	3,796
Total assets	$ 120,344	$ 107,231

Liabilities and Stockholders' Equity

Total current liabilities	9,807	12,258
Total liabilities	31,912	31,974
Stockholders' equity	88,432	75,257
Total liabilities and stockholders' equity	$ 120,344	$ 107,231

EXHIBIT #2

HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$ 26,453	$ 20,998	$ 78,658	$ 58,119
Cost of product revenues	13,886	10,769	41,259	29,538
Gross profit	12,567	10,229	37,399	28,581

Sales and marketing expenses	4,101	2,836	12,100	7,896
General and administrative expenses	4,407	3,888	12,475	10,757
Research and development expenses	1,240	1,074	3,549	3,162
Restructuring charges	283	59	283	508
Amortization of intangible assets	593	442	1,702	1,172
Total operating expenses	10,624	8,299	30,109	23,495

Operating income	1,943	1,930	7,290	5,086

Other income (expense):
Gain from adjustment of acquisition contingencies	--	--	429	--
Foreign exchange	(2)	--	(109)	(299)
Interest expense	(196)	(60)	(479)	(139)
Interest income	11	5	60	18
Other, net	(193)	(391)	(310)	(393)
Other income (expense), net	(380)	(446)	(409)	(813)

Income before income taxes	1,563	1,484	6,881	4,273
Income taxes	(11,167)	163	(9,951)	832
Net income	$ 12,730	$ 1,321	$ 16,832	$ 3,441

Income per share:
Basic earnings per common share	$ 0.45	$ 0.04	$ 0.58	$ 0.12

Diluted earnings per common share	$ 0.44	$ 0.04	$ 0.57	$ 0.11

Weighted average common shares:
Basic	28,443	29,467	29,197	29,691
Diluted	28,786	29,942	29,586	29,960

EXHIBIT #3

HARVARD BIOSCIENCE, INC.
Overview of Cash Flows
(in thousands, unaudited)

	Nine Months Ended September 30,
	2010	2009

Cash flows from operations:
Net income	$ 16,832	$ 3,441
Changes in assets and liabilities	(2,204)	1,500
Other adjustments to operating cash flows	(6,584)	4,197
Net cash provided by operating activities	8,044	9,138

Investing activities:
Net cash used in investing activities	(7,084)	(13,767)

Financing activities:
Proceeds from debt, net	4,688	7,635
Purchases of treasury stock	(5,000)	(2,404)
Other financing activities	194	112
Net cash (used in) provided by financing activities	(118)	5,343

Effect of exchange rate changes on cash	(213)	233

Increase in cash and cash equivalents	$ 629	$ 947

EXHIBIT #4

HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

US GAAP operating income	$ 1,943	$ 1,930	$ 7,290	$ 5,086
Adjustments:
Amortization of intangible assets	593	442	1,702	1,172
Inventory amortization on acquisition	27	--	27	--
Inventory writedown due to restructuring	--	51	--	143
Restructuring charges	283	59	283	508
Stock-based compensation expense	759	717	1,992	1,687
Non-GAAP adjusted operating income	$ 3,605	$ 3,199	$ 11,294	$ 8,596

EXHIBIT #5

HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net Income to Non-GAAP Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

US GAAP net income from continuing operations	$ 12,730	$ 1,321	$ 16,832	$ 3,441
Adjustments:
Amortization of intangible assets	593	442	1,702	1,172
Inventory amortization on acquisition	27	--	27	--
Inventory write-down due to restructuring	--	51	--	143
Direct acquisition costs	171	364	261	417
Gain from adjustment of acquisition contingencies	--	--	(429)	--
Restructuring charges	283	59	283	508
Stock-based compensation expense	759	717	1,992	1,687
Income taxes (A)	(12,208)	(670)	(13,360)	(1,538)
Non-GAAP adjusted net income from continuing operations	$ 2,355	$ 2,284	$ 7,308	$ 5,830

(A)  Income taxes includes the tax effect of adjusting for the reconciling items, utilization of deferred tax assets that have full valuation allowance and in the third quarter of 2010 it includes the effect of reversing valuation allowances on certain deferred tax assets as a reconciling item.

EXHIBIT #6

HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

US GAAP diluted earnings per common share from continuing operations	$ 0.44	$ 0.04	$ 0.57	$ 0.11
Adjustments:
Amortization of intangible assets	0.02	0.02	0.06	0.04
Inventory amortization on acquisition	0.01	--	--	--
Inventory write-down due to restructuring	--	0.01	--	--
Direct acquisition costs	0.01	0.01	0.01	0.01
Gain from adjustment of acquisition contingencies	--	--	(0.01)	--
Restructuring charges	0.01	--	0.01	0.02
Stock-based compensation expense	0.03	0.02	0.07	0.06
Income taxes (A)	(0.44)	(0.02)	(0.46)	(0.05)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.08	$ 0.08	$ 0.25	$ 0.19

(A)  Income taxes includes the tax effect of adjusting for the reconciling items, utilization of deferred tax assets that have full valuation allowance and in the third quarter of 2010 it includes the effect of reversing valuation allowances on certain deferred tax assets as a reconciling item.

EXHIBIT #7

HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended
	March 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Dec. 31, 2008

Organic growth	0.1%	-2.5%	-1.2%	6.4%	1.0%
Acquisitions	12.6%	13.8%	8.2%	0.0%	8.2%
Foreign exchange effect	2.2%	1.6%	-3.7%	-12.4%	-3.6%
Total revenue growth	14.9%	12.9%	3.3%	-6.0%	5.6%

	Three Months Ended				For the Year Ended
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Dec. 31, 2009

Organic growth	0.0%	-14.8%	0.0%	-8.5%	-5.8%
Acquisitions	0.0%	0.0%	9.4%	24.5%	8.6%
Foreign exchange effect	-13.2%	-6.9%	-4.4%	3.9%	-5.4%
Total revenue growth	-13.2%	-21.7%	5.0%	19.9%	-2.6%

	Three Months Ended			Nine Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Sept. 30, 2010

Organic growth	4.3%	11.0%	4.6%	6.5%
Acquisitions	29.9%	36.1%	24.7%	29.9%
Foreign exchange effect	3.7%	-3.6%	-3.3%	-1.1%
Total revenue growth	37.9%	43.5%	26.0%	35.3%
CONTACT:  Harvard Bioscience, Inc.
          David Green, President
            508 893 8999
            Fax: 508 429 8478
            dgreen@harvardbioscience.com
          Chane Graziano, CEO
            cgraziano@harvardbioscience.com
          Tom McNaughton, CFO
            tmcnaughton@harvardbioscience.com